SCHEDULE I

ROBERT M. HEARIN SUPPORT FOUNDATION
TRUSTEES

Name	Present Business Address	Present Principal Occupation
Robert M. Hearin, Jr.	400 West Parkway Place, Suite 101 Ridgeland, MS 39157	Retired

Matthew L. Holleman, III	400 West Parkway Place, Suite 101 Ridgeland, MS 39157	Executive Director & Trustee Robert M. Hearin Foundation The Robert M. Hearin Support Foundation

Steven M. Hendrix	Butler Snow P.O. Box 6010 Ridgeland, MS 39157	Attorney at Butler Snow LLP

Laurie Hearin McRee	P.O. Box 12630 Jackson, MS 39236	Retired

Alan W. Perry	2455 Sand Ridge Drive Jackson, MS 39211	Retired

Jackie Blackwell	400 West Parkway Place, Suite 101 Ridgeland, MS 39157	Chief Admin Officer & Trustee Robert M. Hearin Foundation The Robert M. Hearin Support Foundation

Phillip Sykes	Butler Snow P.O. Box 6010 Ridgeland, MS 39157	Attorney at Butler Snow LLP

THE ROBERT M. HEARIN FOUNDATION
TRUSTEES

The trustees for The Robert M. Hearin Foundation are the same as the trustees for Robert M. Hearin Support Foundation.